Exhibit 99.3

For Immediate Release

Abbott
Media
Melissa Brotz
(847) 935-3456 or
Jonathon Hamilton
(847) 935-8646
Financial Community
John Thomas
(847) 938-2655 or
Larry Peepo
(847) 935-6722

Kos Pharmaceuticals
Jack Howarth
(609) 495-0726
Nichol Harber
(609) 495-0726

ABBOTT TO EXPAND PRESENCE IN LIPID MANAGEMENT MARKET
WITH ACQUISITION OF KOS PHARMACEUTICALS

— Acquisition Strengthens Abbott’s Late-Stage Pipeline and Delivers Significant
 Earnings-Per-Share Accretion Beginning in 2009 —

ABBOTT PARK, Ill., and CRANBURY, N.J., Nov. 6, 2006 — Abbott and Kos Pharmaceuticals, Inc. today announced a definitive agreement for Abbott to acquire Kos for $78 per share in cash, for a total transaction value of $3.7 billion, net of cash currently held by Kos.  Based in Cranbury, N.J., Kos is a specialty pharmaceutical company that develops and markets proprietary medications for the treatment of chronic cardiovascular, metabolic and respiratory diseases.  The company has a growing presence in the $20 billion lipid management market.

“Kos Pharmaceuticals is an excellent strategic fit for Abbott, both scientifically and commercially,” said Miles D. White, chairman and chief executive officer, Abbott. “This acquisition expands Abbott’s presence in the lipid management market and will provide several on-market and late-stage pipeline products.  Kos also complements our existing commercial and research and development expertise, and increases our R&D spending capacity.”

“This is an opportune time to become a part of an organization like Abbott with the shared experience and additional resources to continue our R&D projects and cholesterol products,” said Adrian Adams, president and chief executive officer.  “We believe that joining with Abbott will make available greater resources and continued innovation for the benefit of patients and physicians.  Kos Pharmaceuticals, which was founded in 1988 by its current chairman emeritus, Michael Jaharis, and Daniel Bell, its current chairman, and two other employees, pioneered the HDL therapy area in the United States and firmly established Niaspan and Advicor as successful and highly differentiated therapies.”

Lipid Management Portfolio

The lipid management market is the single largest pharmaceutical segment and continues to grow at double-digit rates.  Kos Pharmaceuticals’ two lead products are Niaspan®, an extended-release niacin product that raises HDL, or good cholesterol levels; and Advicor®, a Niaspan/lovastatin combination product that treats patients with multiple lipid disorders.

A new range of Niaspan Caplet Formulation products are currently under U.S. Food and Drug Administration review. Kos is also in late-stage development with Simcor®, a fixed-dose combination of Niaspan and simvastatin (generic Zocor®) to treat lipid disorders, which is expected to be submitted for regulatory review in the United States in the first half of 2007.  These on-market cholesterol products and development opportunities will join Abbott’s lipid management portfolio, which includes on-market TriCor® a next-generation fenofibrate, ABT-335; and a TriCor/Crestor® development program with AstraZeneca announced in July 2006.

Other Pipeline Products

Kos Pharmaceuticals is also developing a number of other products, including an asthma medication and an inhaled insulin. Flutiform, currently in late-stage development for adult and adolescent asthma by SkyePharma, will provide an expanded presence for Abbott in the $10 billion asthma market, in addition to Kos’ currently marketed asthma product. Kos is also developing an inhaled insulin product, which will complement Abbott’s significant presence in the diabetes market — with its leading glucose monitoring and diabetes nutritionals businesses.

Financial Terms

Under the terms of the agreement, Abbott will make a tender offer for all of the outstanding stock of Kos Pharmaceuticals for $78 per share or $3.7 billion, net of cash currently held by Kos.  Abbott expects the addition of Kos to be $0.07 to $0.09 accretive to ongoing earnings per share in 2009 and significantly accretive in 2010 and beyond. In addition, Abbott expects the transaction to be $0.02 to $0.03 dilutive to ongoing earnings per share in 2007 and neutral to accretive in 2008.  Following the closing, the transaction is expected to result in one-time charges, primarily for in-process research and development and integration expenses.

The transaction is structured as a tender offer for all outstanding shares of Kos Pharmaceuticals followed by a merger.  The transaction is subject to customary closing conditions, including antitrust clearance under the Hart-Scott Rodino Act and acquisition of a majority of the outstanding Kos Pharmaceuticals shares in the tender offer.  Shareholders owning a majority of the shares of Kos Pharmaceuticals’ common stock have entered into agreements under which they agreed to tender their shares or have their shares acquired by Abbott.

TriCor Indication and Safety Information

TriCor (fenofibrate tablets) is a lipid-lowering agent used to treat abnormal lipid levels in the bloodstream, including cholesterol and triglycerides.  TriCor is a once-daily treatment available in 145 mg and 48 mg tablets that can be taken with or without food.

TriCor, in addition to appropriate diet, is used to treat adults with high cholesterol, with or without elevated triglycerides (Fredrickson types IIa, IIb). TriCor reduces elevated LDL-C (“bad” cholesterol), total cholesterol, triglycerides and apolipoprotein B, and increases HDL-C (“good” cholesterol).  The effect of TriCor on cardiovascular morbidity and mortality and noncardiovascular mortality has not been established. Abbott markets TriCor in the U.S. through an agreement with Solvay Pharmaceuticals.  ABT-335 development is co-funded by Solvay Pharmaceuticals.

TriCor, in addition to appropriate diet, is also used to treat adults with high triglycerides (Fredrickson types IV and V).  Excessive body weight, drinking alcohol, diseases such as diabetes and hypothyroidism, and various drugs can contribute to high triglyceride levels, and these should be assessed before a patient is prescribed TriCor tablets.  TriCor should only be prescribed after reasonable attempts to modify lipid profile with diet modification, exercise and decreased alcohol consumption have failed. It is important for patients to stay on a diet restricted in saturated fat and cholesterol while taking TriCor.

TriCor tablets are not for everyone.  TriCor should not be taken by people with serious liver, kidney or gallbladder disease, or by those who may be allergic or sensitive to the drug.

The combined use of TriCor and HMG-CoA reductase inhibitors (statins) has not been advised because of a potential for serious side effects that could lead to acute renal failure.  The benefit of further alterations in lipid levels needs to be weighed against the increased risks of this drug combination.

TriCor tablets may cause changes in laboratory reports, especially in liver chemistry results.  Regular periodic liver tests should be performed while patients are taking TriCor.  Patients should contact their doctors if they feel pain in the stomach area while taking TriCor, as this can be a sign of gallstones or inflammation of the pancreas.  TriCor may cause muscle pain or serious muscle disease, allergic-type reactions and possible changes in blood chemistry.  If patients experience unexpected muscle pain, tenderness or weakness while taking TriCor, a health-care provider should be contacted immediately.

Patients should notify their doctor if they are taking any other drugs while taking TriCor including any other cholesterol-lowering medications.  TriCor may have an effect on drugs that help prevent blood clotting, such as the blood thinner Coumadin® (warfarin sodium tablets, USP), and doctors should monitor blood-clotting tests more frequently.

Patients should tell their doctors about any side effects they experience, including breathing problems, back pain and headaches.

For more information about TriCor (fenofibrate) tablets, including full prescribing information, please visit www.tricortablets.com.

Niaspan Indication and Safety Information

Niaspan is the only FDA-approved, once-daily extended-release prescription formulation of niacin for treating abnormal cholesterol levels.  Niaspan is indicated as an adjunct to diet when the response to a diet restricted in saturated fat and cholesterol and other nonpharmacologic measures alone has been inadequate, to reduce elevated total cholesterol, LDL-C, ApoB, and triglyceride levels, and to increase HDL-C in patients with primary hypercholesterolemia and mixed dyslipidemia.  In patients with a history of myocardial infarction and hypercholesterolemia, niacin is indicated to reduce the risk of recurrent non-fatal myocardial infarction or coronary artery disease and hypercholesterolemia.  Niacin, in combination with a bile acid binding resin, is indicated to slow progression or promote regression of atherosclerotic disease.

Niaspan is contraindicated in patients with allergies to any of its ingredients, active peptic ulcer disease, significant or unexplained persistent liver dysfunction, or arterial bleeding. Niaspan should not be substituted for equivalent doses of immediate-

release niacin. Niaspan should be prescribed with caution in patients who consume substantial amounts of alcohol and/or have a past history of liver disease. Liver function tests should be performed on all patients during therapy with Niaspan. Use of Niaspan with other lipid-altering medications called statins may increase the risk of rhabdomyolysis, a rare condition that causes muscles to breakdown. The most common side effect with Niaspan is flushing of the skin. Other commonly reported side effects include indigestion, headache, pain, abdominal pain, nausea, itching, diarrhea, running nose, vomiting and rash. Patients with diabetes should carefully monitor their blood sugar and report changes to their doctor.

Advicor Indication and Safety Language

Advicor is a fixed-dose combination product and is not indicated for initial therapy. Advicor is indicated as an adjunct to diet when the response to a diet restricted in saturated fat and cholesterol and other nonpharmacologic measures alone have been inadequate. Advicor is indicated for the treatment of primary hypercholesterolemia and mixed dyslipidemia in patients who are taking: lovastatin who require additional TG-lowering or HDL-raising who may benefit from having niacin added to their therapy or; niacin who require further LDL-lowering who may benefit from having lovastatin added to their therapy.

Advicor is contraindicated in patients with a known hypersensitivity to their components, active liver or peptic ulcer disease, unexplained persistent liver enzyme elevation, arterial bleeding. Advicor should not be taken by pregnant or nursing women. This product should be prescribed with caution in patients who drink substantial amounts of alcohol and/or have a past history of liver disease. Liver function tests should be monitored periodically. Combination therapy with niacin and a statin may increase the risk of myopathy and a serious but rare condition referred to as rhabdomyolysis. The most common adverse event with Advicor is flushing of the skin. Other commonly reported adverse events include headache, gastrointestinal symptoms and rash. Diabetic patients may experience a dose-related rise in blood sugar with these products.

About Kos Pharmaceuticals, Inc.

Kos Pharmaceuticals, Inc. is a fully integrated specialty pharmaceutical company engaged in developing, commercializing, manufacturing and marketing proprietary prescription products for the treatment of chronic diseases with a particular focus on the cardiovascular, metabolic and respiratory disease areas. The company’s principal product development strategy is to reformulate existing pharmaceutical products with large market potential to improve safety, efficacy, and patient compliance. Kos’ strategy also includes making measured investments in new chemical entity research through in-house and sponsored research, scientific in-licensing and general corporate development activities. The company currently markets Niaspan, Advicor, Azmacort, Cardizem LA, Teveten and Teveten HCT. Kos has a strong and growing research and development pipeline including proprietary drug delivery technologies in solid-dose, inhalation and aerosol metered-dose device administration to help fuel sustained, organic sales growth into the future.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs 65,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com.

Additional Information

The tender offer described in this press release has not yet commenced, and this press release is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Abbott will file a tender offer statement with the U.S. Securities and Exchange Commission. Investors and Kos security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement that will be filed by Kos with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s Web site at www.sec.gov.

Private Securities Litigation Reform Act of 1995 —
A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995.  Abbott and Kos Pharmaceuticals caution that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements including: the tender offer may not be completed or the merger may not be consummated for reasons including because conditions precedent to the completion of the acquisition may not be satisfied. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” and Exhibit 99.1 to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2005 and in Item 1A, “Risk Factors,” to our Quarterly Report on Securities and Exchange Commission Form 10-Q for the period ended March 31, 2006, and are incorporated by reference.   For a description of factors that may affect Kos Pharmaceuticals’ future results, see discussion under “Risk Factors Affecting Operations and Future Results” in Kos Pharmaceuticals’ Form 10-Q for the quarter ended June 30, 2006, and periodic reports filed with the Securities and Exchange Commission.  Abbott and Kos Pharmaceuticals undertake no obligation to release publicly any revisions to forward-looking statements as the result of subsequent events or developments.

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